Exhibit 99.1

News Release

RAYONIER REPORTS THIRD QUARTER 2019 RESULTS

•	Third quarter net loss attributable to Rayonier of ($0.4) million ($0.00 per share) on revenues of $156.4 million

•	Third quarter operating income of $11.0 million and Adjusted EBITDA of $43.2 million

•	Year-to-date cash provided by operations of $164.2 million and cash available for distribution (CAD) of $115.6 million

•	Third quarter share repurchases of $8.4 million
WILDLIGHT, FL — October 30, 2019 — Rayonier Inc. (NYSE:RYN) today reported third quarter net loss attributable to Rayonier of ($0.4) million, or $0.00 per share, on revenues of $156.4 million. This compares to net income attributable to Rayonier of $23.4 million, or $0.18 per share, on revenues of $200.9 million in the prior year quarter.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2019		September 30, 2018
	$	EPS	$	EPS

Revenues	$156.4		$200.9

Net (loss) income attributable to Rayonier	($0.4)	—	$23.4	$0.18

Third quarter operating income was $11.0 million versus $46.4 million in the prior year period. Third quarter Adjusted EBITDA1 was $43.2 million versus $83.3 million in the prior year period.
The following table summarizes operating income (loss) and Adjusted EBITDA1 for the current quarter and comparable prior year period:

	Three Months Ended September 30,
	Operating Income (Loss)		Adjusted EBITDA[1]
(millions of dollars)	2019	2018	2019	2018
Southern Timber	$9.5	$9.2	$22.5	$22.9
Pacific Northwest Timber	(3.6)	1.9	2.7	9.7
New Zealand Timber	10.1	16.4	17.7	24.0
Real Estate	0.4	24.7	5.4	32.3
Trading	—	0.3	—	0.3
Corporate and other	(5.4)	(6.2)	(5.1)	(5.9)
Total	$11.0	$46.4	$43.2	$83.3

Year-to-date cash provided by operating activities was $164.2 million versus $261.1 million in the prior year period. Year-to-date cash available for distribution (CAD)1 of $115.6 million decreased $106.3 million versus the prior year period primarily due to lower Adjusted EBITDA1 ($105.1 million), higher capital expenditures ($1.1 million) and higher cash taxes paid ($0.5 million), partially offset by lower cash interest paid ($0.3 million).

“Our overall results were down considerably from the prior year quarter, primarily as a result of a significantly lower contribution from our Real Estate segment due to the timing of transactions, as well as challenging end-

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

market conditions in our timber segments,” said David Nunes, President and CEO. “In Southern Timber, weighted-average stumpage prices decreased 7%, while harvest volumes decreased 4% versus the prior year period. However, non-timber income generated sales of $8.3 million, representing an increase of $3.4 million versus the prior year period. In Pacific Northwest Timber, weak export markets coupled with challenging lumber market conditions continued to negatively impact results, as harvest volumes decreased 16% and delivered sawtimber prices decreased 24% versus the prior year period. New Zealand Timber results also declined due to weaker demand from China and competition from alternative supply sources, which resulted in a 17% decline in export sawtimber prices versus the prior year period. As expected, Real Estate results in the third quarter were well below the prior year quarter, as the prior year quarter included a significant Non-strategic / Timberland sale.”
Southern Timber
Third quarter sales of $41.3 million (which included non-timber sales of $8.3 million) increased $1.6 million, or 4%, versus the prior year period primarily due to higher pipeline easement revenue. Harvest volumes decreased 4% to 1.28 million tons versus 1.33 million tons in the prior year period, largely driven by weaker sawtimber demand, particularly in log export markets. Average pine sawtimber stumpage prices decreased 9% to $23.16 per ton versus $25.55 per ton in the prior year period, driven in part by an oversupply in the domestic market from sawtimber initially targeted for export. Average pine pulpwood stumpage prices decreased 7% to $15.53 per ton versus $16.74 per ton in the prior year period, due to increased supply resulting from dry weather conditions during the quarter as well as geographic mix, as an increased proportion of volume was harvested from lower-priced regions. Overall, weighted-average stumpage prices (including hardwood) decreased 7% to $18.05 per ton versus $19.36 per ton in the prior year period. Operating income of $9.5 million increased $0.3 million versus the prior year period as higher non-timber income ($3.4 million) and lower depletion rates ($0.1 million) were largely offset by lower volumes ($0.4 million), lower net stumpage prices ($1.7 million) and higher lease and other expenses ($1.1 million).
Third quarter Adjusted EBITDA1 of $22.5 million was $0.4 million below the prior year period.
Pacific Northwest Timber
Third quarter sales of $18.8 million decreased $9.0 million, or 33%, versus the prior year period. Harvest volumes decreased 16% to 261,000 tons versus 310,000 tons in the prior year period, as we deferred harvest in response to soft market conditions. Average delivered sawtimber prices decreased 24% to $78.26 per ton versus $102.74 per ton in the prior year period, while average delivered pulpwood prices decreased 23% to $37.87 per ton versus $48.93 per ton in the prior year period. The decrease in delivered sawtimber prices was driven by weak export market conditions due to the ongoing U.S.-China trade dispute as well as competition from lower-priced European salvage timber. The decrease in delivered pulpwood prices was driven primarily by excess supply in the market. Operating loss of $3.6 million versus operating income of $1.9 million in the prior year period was due primarily to lower net stumpage prices ($5.5 million), lower volumes ($0.9 million) and lower non-timber income ($0.2 million), partially offset by lower road maintenance and other costs ($0.8 million) and lower depletion rates ($0.3 million).
Third quarter Adjusted EBITDA1 of $2.7 million was $7.0 million below the prior year period.
New Zealand Timber
Third quarter sales of $62.0 million decreased $4.3 million, or 6%, versus the prior year period. Harvest volumes increased 4% to 754,000 tons versus 724,000 tons in the prior year period. Average delivered prices for export sawtimber decreased 17% to $95.51 per ton versus $114.54 per ton in the prior year period, while average delivered prices for domestic sawtimber decreased 7% to $75.29 per ton versus $80.74 per ton in the prior year period. The decrease in export sawtimber prices was primarily due to increased competition from lower-cost log and lumber imports into China as well as a general slowdown in the Chinese economy. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven in part by the fall in the NZ$/US$ exchange rate (US$0.66 per NZ$1.00 versus US$0.68 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 4% versus the prior year period, following the negative trend in the export market. Operating income of $10.1 million decreased $6.3 million versus the prior year period as a result of lower net

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

stumpage prices ($6.8 million) and higher roading costs ($0.8 million), partially offset by higher volumes ($0.9 million) and higher non-timber income ($0.4 million).
Third quarter Adjusted EBITDA1 of $17.7 million was $6.3 million below the prior year period.
Real Estate
Third quarter sales of $9.2 million decreased $27.0 million versus the prior year period, while operating income of $0.4 million decreased $24.3 million versus the prior year period due to a lower number of acres sold (1,345 acres sold versus 7,336 acres sold in the prior year period), partially offset by a significant increase in weighted-average prices ($6,513 per acre versus $4,929 per acre in the prior year period).
Improved Development sales of $4.5 million in the Wildlight development project consisted of 21.7 acres of commercial property ($207,000 per acre). This compares to prior year period sales of $1.3 million, which consisted of 2.2 acres of commercial property for $0.5 million ($225,000 per acre) and 20 residential lots for $0.8 million ($42,000 per lot or $288,000 per acre).
There were no Unimproved Development sales in the third quarter. This compares to prior year period sales of $1.2 million, which consisted of 126 acres at an average price of $9,325 per acre.
Rural sales of $3.8 million consisted of 1,121 acres at an average price of $3,425 per acre. This compares to prior year period sales of $4.5 million, which consisted of 1,420 acres at an average price of $3,161 per acre.
Non-strategic / Timberland sales of $0.4 million consisted of 202 acres at an average price of $2,117 per acre. This compares to prior year period sales of $29.2 million, which consisted of 5,785 acres at an average price of $5,039 per acre, including a $28.1 million timberland sale in New Zealand consisting of 4,996 productive acres at an average price of $5,628 per acre.
Third quarter Adjusted EBITDA1 of $5.4 million was $26.9 million below the prior year period.
Trading
Third quarter sales of $25.2 million decreased $5.8 million versus the prior year period primarily due to lower volumes and prices. Sales volumes decreased 5% to 270,000 tons versus 283,000 tons in the prior year period. The Trading segment generated breakeven results versus operating income of $0.3 million in the prior year period, due to lower trading margins resulting from lower volumes and prices.
Other Items
Third quarter corporate and other operating expenses of $5.4 million decreased $0.8 million versus the prior year period, primarily due to variances in overhead costs allocated to operating segments ($0.3 million), lower legal expenses ($0.3 million) and lower compensation and benefit expenses ($0.2 million).
Third quarter interest expense of $8.0 million increased $0.1 million versus the prior year period.
Third quarter income tax expense of $2.3 million decreased $6.1 million versus the prior year period as a result of lower taxable income. The New Zealand subsidiary is the primary driver of income tax expense.
Share Repurchases
During the third quarter, the Company repurchased $8.4 million of common shares at an average price of $26.34 per share. As of September 30, 2019, the Company had 129.3 million common shares outstanding and $90.9 million remaining on its current share repurchase authorization.
Outlook
“Based on challenging export and domestic market conditions across our timber segments, we expect to achieve full-year Adjusted EBITDA toward the lower end of our prior guidance,” stated Nunes. “In our Southern Timber segment, we now expect full-year harvest volumes of 6.0 to 6.1 million tons as we have pulled back harvest volumes in certain markets impacted by the decline in sawtimber demand, although we anticipate continued solid pulpwood demand in our key market areas. In our Pacific Northwest Timber segment, we are

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

on track to achieve full-year harvest volumes of approximately 1.2 million tons, as we anticipate a modest improvement in domestic demand and pricing. In our New Zealand Timber segment, full-year harvest volumes are expected to remain between 2.7 and 2.8 million tons. Pricing in New Zealand has improved modestly from mid-year lows, but still remains well below average pricing in the first half of the year. In our Real Estate segment, following a relatively light third quarter, we expect a strong fourth quarter contribution based on a number of transactions that are either under contract or in active negotiation.”
Conference Call
A conference call and live audio webcast will be held on Thursday, October 31, 2019 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, November 7, 2019 by dialing 866-415-3312 (domestic) or 203-369-0691 (international), passcode: 10312019.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached schedules.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2019, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (379,000 acres) and New Zealand (414,000 acres). More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com
# # #

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2019 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
SALES	$156.4	$184.8	$200.9	$532.8	$650.0
Costs and Expenses
Cost of sales	(134.5)	(140.4)	(143.2)	(418.2)	(466.2)
Selling and general expenses	(10.1)	(11.0)	(10.8)	(30.9)	(31.3)
Other operating (expense) income, net	(0.8)	(2.0)	(0.5)	(2.8)	2.6
OPERATING INCOME	11.0	31.4	46.4	80.9	155.1
Interest expense	(8.0)	(7.9)	(7.9)	(23.6)	(24.0)
Interest and other miscellaneous income, net	0.8	1.0	0.5	3.1	4.0
INCOME BEFORE INCOME TAXES	3.8	24.5	39.0	60.4	135.1
Income tax expense	(2.3)	(3.6)	(8.4)	(10.2)	(22.4)
NET INCOME	1.5	20.9	30.6	50.2	112.7
Less: Net income attributable to noncontrolling interest	(1.9)	(2.1)	(7.2)	(7.1)	(12.5)
NET (LOSS) INCOME ATTRIBUTABLE TO RAYONIER INC.	($0.4)	$18.8	$23.4	$43.1	$100.2
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	—	$0.14	$0.18	$0.33	$0.78
Diluted earnings per share attributable to Rayonier Inc.	—	$0.14	$0.18	$0.33	$0.77

Weighted Average Common Shares used for determining
Basic EPS	129,325,181	129,380,282	129,142,931	129,293,562	129,005,074
Diluted EPS	129,325,181	129,643,915	129,755,874	129,652,462	129,674,438

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2019 (unaudited)
(millions of dollars)

	September 30,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$56.9	$148.4
Other current assets	49.6	59.5
Timber and timberlands, net of depletion and amortization	2,408.3	2,401.3
Higher and better use timberlands and real estate development investments	89.5	85.6
Property, plant and equipment	31.4	30.7
Less - accumulated depreciation	(9.2)	(7.9)
Net property, plant and equipment	22.2	22.8
Restricted cash	3.0	8.1
Right-of-use assets	97.4	—
Other assets	40.2	55.0
	$2,767.1	$2,780.7
Liabilities and Shareholders’ Equity
Other current liabilities	83.8	63.5
Long-term debt	973.0	972.6
Long-term lease liability	88.4	—
Other non-current liabilities	106.3	90.0
Total Rayonier Inc. shareholders’ equity	1,425.1	1,556.9
Noncontrolling interest	90.5	97.7
Total shareholders’ equity	1,515.6	1,654.6
	$2,767.1	$2,780.7

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
September 30, 2019 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2019	129,488,675	$884.3	$672.4	$0.2	$97.7	$1,654.6
Net income	—	—	24.8	—	3.0	27.8
Dividends ($0.27 per share)	—	—	(35.1)	—	—	(35.1)
Issuance of shares under incentive stock plans	26,031	0.6	—	—	—	0.6
Stock-based compensation	—	1.4	—	—	—	1.4
Other (a)	(1,140)	—	—	(6.0)	(2.1)	(8.1)
Balance, March 31, 2019	129,513,566	$886.3	$662.1	($5.8)	$98.6	$1,641.2
Net income	—	—	18.8	—	2.1	20.9
Dividends ($0.27 per share)	—	—	(35.1)	—	—	(35.1)
Issuance of shares under incentive stock plans	250,344	0.2	—	—	—	0.2
Stock-based compensation	—	2.3	—	—	—	2.3
Other (a)	(134,194)	(4.2)	—	(23.7)	(1.3)	(29.2)
Balance, June 30, 2019	129,629,716	$884.6	$645.8	($29.5)	$99.4	$1,600.3
Net (loss) income	—	—	(0.4)	—	1.9	1.5
Dividends ($0.27 per share)	—	—	(34.9)	—	—	(34.9)
Issuance of shares under incentive stock plans	2,423	0.1	—	—	—	0.1
Stock-based compensation	—	1.5	—	—	—	1.5
Repurchase of common shares made under repurchase program	(320,016)	—	(8.4)	—	—	(8.4)
Other (a)	(230)	—	—	(33.7)	(10.8)	(44.5)
Balance, September 30, 2019	129,311,893	$886.2	$602.1	($63.2)	$90.5	$1,515.6

C

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2018	128,970,776	$872.3	$707.4	$13.4	$99.9	$1,693.0
Net income	—	—	40.5	—	2.2	42.7
Dividends ($0.25 per share)	—	—	(32.6)	—	—	(32.6)
Issuance of shares under incentive stock plans	204,336	5.4	—	—	—	5.4
Stock-based compensation	—	1.2	—	—	—	1.2
Other (a)	(811)	—	—	24.1	2.3	26.4
Balance, March 31, 2018	129,174,301	$878.9	$715.3	$37.5	$104.4	$1,736.1
Net income	—	—	36.3	—	3.0	39.3
Dividends ($0.27 per share)	—	—	(35.3)	—	—	(35.3)
Issuance of shares under incentive stock plans	357,139	2.4	—	—	—	2.4
Stock-based compensation	—	2.3	—	—	—	2.3
Other (a)	(80,172)	(3.0)	—	(20.9)	(8.0)	(31.9)
Balance, June 30, 2018	129,451,268	$880.6	$716.3	$16.6	$99.4	$1,712.9
Net income	—	—	23.4	—	7.2	30.6
Dividends ($0.27 per share)	—	—	(34.9)	—	—	(34.9)
Issuance of shares under incentive stock plans	16,382	0.3	—	—	—	0.3
Stock-based compensation	—	1.5	—	—	—	1.5
Other (a)	(413)	—	0.7	(4.3)	(5.8)	(9.4)
Balance, September 30, 2018	129,467,237	$882.4	$705.5	$12.3	$100.8	$1,701.1

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges and distributions to minority shareholders. The three months ended September 30, 2018 also includes the adjustment related to the adoption of ASU 2018-02.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
September 30, 2019 (unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2019	2018
Cash provided by operating activities:
Net income	$50.2	$112.7
Depreciation, depletion and amortization	91.9	115.7
Non-cash cost of land and improved development	10.0	17.1
Other items to reconcile net income to cash provided by operating activities	13.2	30.0
Changes in working capital and other assets and liabilities	(1.1)	(14.4)
	164.2	261.1
Cash used for investing activities:
Capital expenditures	(45.3)	(44.1)
Real estate development investments	(3.3)	(6.9)
Purchase of timberlands	(81.9)	(39.0)
Other	(2.3)	2.1
	(132.8)	(87.9)
Cash used for financing activities:
Net decrease in debt, net of issuance costs	—	(53.4)
Dividends paid	(106.1)	(101.8)
Proceeds from the issuance of common shares under incentive stock plan	0.8	8.2
Repurchase of common shares made under repurchase program	(8.4)	—
Other	(11.5)	(5.5)
	(125.2)	(152.5)
Effect of exchange rate changes on cash and restricted cash	(2.8)	(1.4)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(96.6)	19.3
Balance, beginning of year	156.5	172.4
Balance, end of period	$59.9	$191.7

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, OPERATING INCOME AND ADJUSTED EBITDA
September 30, 2019 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Sales
Southern Timber	$41.3	$46.2	$39.7	$148.3	$131.3
Pacific Northwest Timber	18.8	18.6	27.8	57.9	91.4
New Zealand Timber	62.0	62.1	66.3	181.3	188.9
Real Estate	9.2	22.5	36.2	52.7	122.1
Trading	25.2	35.5	31.0	92.7	116.4
Intersegment Eliminations	(0.1)	(0.1)	—	(0.1)	—
Sales	$156.4	$184.8	$200.9	$532.8	$650.0

Operating income (loss)
Southern Timber	$9.5	$14.7	$9.2	$45.8	$37.1
Pacific Northwest Timber	(3.6)	(3.8)	1.9	(11.1)	12.2
New Zealand Timber	10.1	12.8	16.4	38.6	50.1
Real Estate	0.4	15.5	24.7	25.9	71.6
Trading	—	(0.2)	0.3	0.3	0.7
Corporate and Other	(5.4)	(7.6)	(6.2)	(18.6)	(16.6)
Operating income	$11.0	$31.4	$46.4	$80.9	$155.1

Adjusted EBITDA (a)
Southern Timber	$22.5	$27.6	$22.9	$91.4	$81.7
Pacific Northwest Timber	2.7	2.2	9.7	8.0	38.9
New Zealand Timber	17.7	20.0	24.0	59.7	71.4
Real Estate	5.4	18.3	32.3	41.1	111.0
Trading	—	(0.2)	0.3	0.3	0.7
Corporate and Other	(5.1)	(7.3)	(5.9)	(17.7)	(15.8)
Adjusted EBITDA	$43.2	$60.6	$83.3	$182.8	$287.9

(a)	Adjusted EBITDA is a non-GAAP measure. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2019 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Nine Months Ended
	September 30,	September 30,
	2019	2018
Cash Provided by Operating Activities	$164.2	$261.1
Working capital and other balance sheet changes	(3.3)	5.0
Capital expenditures (a)	(45.3)	(44.1)
Cash Available for Distribution (b)	$115.6	$222.0

Net Income	$50.2	$112.7
Interest, net and miscellaneous income	21.2	22.5
Income tax expense	10.2	22.4
Depreciation, depletion and amortization	91.9	115.7
Non-cash cost of land and improved development	10.0	17.1
Non-operating income	(0.8)	(2.6)
Adjusted EBITDA (c)	$182.8	$287.9
Cash interest paid (d)	(20.6)	(20.9)
Cash taxes paid	(1.4)	(0.8)
Capital expenditures (a)	(45.3)	(44.1)
Cash Available for Distribution (b)	$115.6	$222.0

Cash Available for Distribution (b)	$115.6	$222.0
Real estate development investments	(3.3)	(6.9)
Cash Available for Distribution after real estate development investments	$112.3	$215.1

OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (c):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
September 30, 2019
Operating income (loss)	$9.5	($3.6)	$10.1	$0.4	—	($5.4)	$11.0
Depreciation, depletion and amortization	13.0	6.3	7.6	0.7	—	0.3	27.8
Non-cash cost of land and improved development	—	—	—	4.3	—	—	4.3
Adjusted EBITDA	$22.5	$2.7	$17.7	$5.4	—	($5.1)	$43.2

June 30, 2019
Operating income (loss)	$14.7	($3.8)	$12.8	$15.5	($0.2)	($7.6)	$31.4
Depreciation, depletion and amortization	12.9	6.0	7.2	1.2	—	0.3	27.6
Non-cash cost of land and improved development	—	—	—	1.6	—	—	1.6
Adjusted EBITDA	$27.6	$2.2	$20.0	$18.3	($0.2)	($7.3)	$60.6

September 30, 2018
Operating income	$9.2	$1.9	$16.4	$24.7	$0.3	($6.2)	$46.4
Depreciation, depletion and amortization	13.7	7.8	7.5	5.5	—	0.3	34.8
Non-cash cost of land and improved development	—	—	—	2.1	—	—	2.1
Adjusted EBITDA	$22.9	$9.7	$24.0	$32.3	$0.3	($5.9)	$83.3

F

OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (c):

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
September 30, 2019
Operating income (loss)	$45.8	($11.1)	$38.6	$25.9	$0.3	($18.6)	$80.9
Depreciation, depletion and amortization	45.6	19.2	21.1	5.2	—	0.9	91.9
Non-cash cost of land and improved development	—	—	—	10.0	—	—	10.0
Adjusted EBITDA	$91.4	$8.0	$59.7	$41.1	$0.3	($17.7)	$182.8

September 30, 2018
Operating income	$37.1	$12.2	$50.1	$71.6	$0.7	($16.6)	$155.1
Depreciation, depletion and amortization	44.6	26.7	21.3	22.3	—	0.9	115.7
Non-cash cost of land and improved development	—	—	—	17.1	—	—	17.1
Adjusted EBITDA	$81.7	$38.9	$71.4	$111.0	$0.7	($15.8)	$287.9

(a)	Capital expenditures exclude timberland acquisitions of $81.9 million and $39.0 million during the nine months ended September 30, 2019 and September 30, 2018, respectively.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for common stock dividends, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, strategic acquisitions and real estate development investments. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis. Large Dispositions, which are excluded in the calculation of Adjusted EBITDA, are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.

(d)	Cash interest paid is presented net of patronage refunds received of $4.0 million and $4.1 million for the nine months ended September 30, 2019 and September 30, 2018, respectively.

F